Exhibit 10.25

August 15, 2000

Mark Lerner, Assistant General Counsel

Alliance Gaming Corporation

6601 South Bermuda Road

Las Vegas, Nevada 89119

Dear Mark:

In accordance with a resolution of the board of directors of Alliance Gaming Corporation, Alliance offers you the positions and titles of Senior Vice President of Law and Government Affairs, General Counsel, and Secretary, as well as Secretary in appropriate cases of the Alliance subsidiaries.  Your duties and oversight responsibilities will include the Alliance legal and regulatory compliance departments.  You will report directly to the president of Alliance and to the Alliance board of directors.  Effective as of July 14, 2000, your annual salary will be increased to $220,000, and you will also be eligible to receive regular salary reviews, bonuses, stock options, insurance, expenses, and other benefits commensurate with your position with Alliance.  Alliance will pay the costs and fees of any licensing required because of your new positions.  If at any time Alliance or any successor-in-interest to Alliance terminates your employment without cause (including, without limitation, after or as the result of a merger, acquisition, spin-off, or other transaction or change of control), or if you terminate your employment with Alliance or any successor-in-interest to Alliance for cause, Alliance or its successor in interest as the case may be shall continue to pay your base salary (subject to customary withholding) and benefits for up to six months after the termination date, offset by any compensation and benefits you receive from other employment during that period.  This letter shall be binding on Alliance and any of its successors-in-interest.

If you accept this offer, please sign below and return this letter to me.  A copy is enclosed for your records.  Once signed and returned, this letter will comprise a binding agreement between you and Alliance.

Sincerely,

ALLIANCE GAMING CORPORATION

/s/ Robert L. Miodunski
Robert L. Miodunski, President

6601 SOUTH BERMUDA ROAD
LAS VEGAS, NEVADA 89119-3605
	TELEPHONE:	(702) 270-7600
	FAX:	(702) 263-5636